Exhibit Number 28(i)

Securian Funds Trust

400 Robert Street North

St. Paul, MN 55101-2908

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment Number 57 to the Registration Statement on Form N-1A (file No. 2-96990) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by Securian Funds Trust (the “Trust”) of an indefinite number of shares of beneficial interest of the SFT Advantus Managed Volatility Equity Fund, a series of the Trust (the “Fund”), which are covered by said Registration Statement.

We are familiar with the proceedings to date with respect to the proposed sale by the Trust and the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

We are of the opinion that:

(a)	the Trust is a statutory trust legally organized under the laws of the State of Delaware; and

(b)	the shares of beneficial interest to be sold by Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the matter set forth in said Registration Statement.

We consent to the reference to this firm under the caption “Investment Advisory and Other Services—Legal Counsel” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

Dated: August 18, 2015

MJR

4838-1661-5462\1